                                                                      (a)(1)(DD)
                            SUPPLEMENT NO. 2 TO THE
                           OFFER TO PURCHASE FOR CASH
                            ANY AND ALL OUTSTANDING
                         SHARES OF CLASS A COMMON STOCK
                                       OF
                               PCORDER.COM, INC.
                                       AT
                              $6.375 NET PER SHARE
                                       BY
                             TRILOGY SOFTWARE, INC.
                             DATED NOVEMBER 6, 2000

  THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY
      TIME, ON WEDNESDAY, DECEMBER 6, 2000, UNLESS THE OFFER IS EXTENDED.


   THIS OFFER IS BEING MADE PURSUANT TO AN AGREEMENT AND PLAN OF MERGER, DATED AS OF OCTOBER 25, 2000, BY AND AMONG TRILOGY SOFTWARE, INC., POI ACQUISITION CORP., INC. AND PCORDER.COM, INC.

   THE BOARD OF DIRECTORS OF PCORDER.COM, INC., BASED UPON THE UNANIMOUS RECOMMENDATION OF A SPECIAL COMMITTEE OF INDEPENDENT DIRECTORS, (A) HAS DETERMINED THAT EACH OF THE OFFER AND THE MERGER IS FAIR TO AND IN THE BEST INTERESTS OF PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES), (B) HAS APPROVED THE AGREEMENT AND PLAN OF MERGER AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE MERGER, AND
(C) RECOMMENDS THAT THE STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES HEREUNDER.

   DAIN RAUSCHER WESSELS, FINANCIAL ADVISOR TO THE SPECIAL COMMITTEE, HAS DELIVERED AN OPINION TO THE SPECIAL COMMITTEE AND THE BOARD OF DIRECTORS OF PCORDER TO THE EFFECT THAT, AS OF OCTOBER 24, 2000, AND SUBJECT TO THE QUALIFICATIONS, ASSUMPTIONS AND LIMITATIONS STATED IN ITS OPINION, THE CASH CONSIDERATION PROPOSED TO BE RECEIVED BY PCORDER.COM, INC.'S STOCKHOLDERS (OTHER THAN TRILOGY SOFTWARE, INC. AND ITS AFFILIATES) IN THE OFFER AND THE MERGER WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH STOCKHOLDERS.

   THIS OFFER IS NOT CONDITIONED UPON ANY MINIMUM NUMBER OF SHARES BEING TENDERED. THIS OFFER IS SUBJECT TO OTHER TERMS AND CONDITIONS DESCRIBED HEREIN.

                                   IMPORTANT

   Any stockholder desiring to tender all or any portion of such stockholder's shares of Class A common stock, par value $0.01 per share (the "SHARES" or the "CLASS A COMMON STOCK"), of pcOrder.com, Inc. ("PCORDER") should either (i) complete and sign the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions in the Letter of Transmittal, have such stockholder's signature thereon guaranteed (if required by Instruction 1 to the Letter of Transmittal), mail or deliver the Letter of Transmittal, or such facsimile and any other required documents to the Depositary (as defined in the Offer to Purchase) and either deliver the certificates for such Shares to the Depositary or tender such Shares pursuant to the procedures for book-entry transfer set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. Any stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee to tender such Shares.

   Any stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, or who cannot deliver all required documents to the Depositary prior to the expiration of the Offer, may tender such Shares by following the procedures for guaranteed delivery set forth in "The Tender Offer--Section 3. Procedures for Tendering Shares" in the Offer to Purchase.

   Questions and requests for assistance or for additional copies of the Offer to Purchase, the first supplement to the Offer to Purchase dated November 17, 2000, this Supplement No. 2, the related Letter of Transmittal or other Offer materials may be directed to MacKenzie Partners, Inc. (the "INFORMATION AGENT") or SG Cowen Securities Corporation (the "DEALER MANAGER") at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Stockholders may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                                ---------------

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                                ---------------

                    The Information Agent for the Offer is:

                            MACKENZIE PARTNERS, INC.

                      The Dealer Manager for the Offer is:

                        SG COWEN SECURITIES CORPORATION

   The date of this Supplement No. 2 to the Offer to Purchase is November 20,
                                     2000.

To the Holders of Class A Common Stock of pcOrder.Com, Inc.:

                                  INTRODUCTION

   The following information amends and supplements the Offer to Purchase dated November 6, 2000 (the "OFFER TO PURCHASE"), as supplemented by the first supplement to the Offer to Purchase dated November 17, 2000 ("SUPPLEMENT NO. 1"), of Trilogy Software, Inc., a Delaware corporation ("TRILOGY"), pursuant to which Trilogy is offering to purchase any and all outstanding shares of Class A common stock, par value $0.01 per share (the "SHARES" or the "CLASS A COMMON STOCK"), of pcOrder.com, Inc. ("PCORDER"), at $6.375 per Share, net to the tendering stockholder in cash (the "OFFER PRICE"), upon the terms and subject to the conditions set forth in the Offer to Purchase, Supplement No. 1, this Supplement No. 2 and the related Letter of Transmittal (which together, as they may be amended or supplemented from time to time, constitute the "OFFER").

   This Supplement No. 2 should be read in conjunction with the Offer to Purchase and Supplement No. 1. The terms and conditions set forth in the Offer to Purchase, Supplement No. 1 and the Letter of Transmittal previously mailed to stockholders remain applicable in all respects to the Offer. Capitalized terms used but not defined herein have the meaning assigned to them in the Offer to Purchase, as supplemented by Supplement No. 1.

   STOCKHOLDERS ARE URGED TO READ THE OFFER TO PURCHASE, SUPPLEMENT NO. 1, THIS SUPPLEMENT NO. 2 AND THE RELATED LETTER OF TRANSMITTAL CAREFULLY BEFORE DECIDING WHETHER TO TENDER THEIR SHARES.

   Trilogy has filed with the SEC an Offer Statement on Schedule TO, as amended, together with all exhibits thereto, pursuant to Regulation M-A under the Exchange Act, furnishing certain additional information with respect to the Offer. Such Schedule TO also constitutes Trilogy's Rule 13E-3 Transaction Statement on Schedule 13E-3 furnishing certain additional information applicable to "going private" transactions. pcOrder and Sub have filed with the SEC a Rule 13E-3 Transaction Statement on Schedule 13E-3, together with all exhibits thereto, pursuant to Rule 13(e)-3 under the Exchange Act, furnishing certain additional information applicable to "going private" transactions. In addition, pcOrder has filed a Solicitation/Recommendation Statement on Schedule 14D-9, as amended, together with all exhibits thereto, pursuant to Rule 14d-9 of the Exchange Act setting forth its recommendation with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. Such filings and any amendments thereto, including exhibits, may be inspected and copies may be obtained from the offices of the SEC in the manner set forth in "The Tender Offer--Section 7. Certain Information Concerning pcOrder" of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

                               TABLE OF CONTENTS*

                                                                           PAGE
                                                                           NO.
                                                                           ----
SPECIAL FACTORS........................................................... S-3
  Recommendation of the pcOrder Special Committee and the pcOrder Board;
   Fairness of the Offer and the Merger................................... S-3
  Position of Trilogy Regarding Fairness of the Offer and the Merger...... S-5
  Certain Financial Projections........................................... S-5
  Certain Litigation...................................................... S-5

--------
*The captions included in this Table of Contents correspond to captions in the Offer to Purchase and the supplemental information set forth under each such caption in this Supplement No. 2 amends and supplements the information set forth under the corresponding caption in the Offer to Purchase and Supplement No. 1.

                                SPECIAL FACTORS

RECOMMENDATION OF THE PCORDER SPECIAL COMMITTEE AND THE PCORDER BOARD; FAIRNESS OF THE OFFER AND THE MERGER

   The pcOrder Special Committee. The discussion set forth in "Special Factors--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger" of the Offer to Purchase, under the subcaption "The pcOrder Special Committee," is amended and supplemented as follows:

   As noted in the Offer to Purchase under the subcaption "Fairness of the Offer Price," in considering the Merger Agreement, and deciding to recommend to the pcOrder Board that the pcOrder Board approve the Merger Agreement and recommend that pcOrder's stockholders accept the Offer and tender their Shares in the Offer, the pcOrder Special Committee took into account (among other things) the methodology employed by DRW as a basis for its fairness opinion, including the financial data presented to DRW by pcOrder to assist in DRW's analysis. In that regard, the pcOrder Special Committee received from DRW a written presentation dated October 24, 2000, which has been filed with the SEC as an exhibit to pcOrder's Rule 13E-3 Transaction Statement on Schedule 13E-3 and is available for inspection and copying from the offices of the SEC in the manner set forth in "The Tender Offer--Section 7. Certain Information Concerning pcOrder" of the Offer to Purchase.

   DRW's written presentation included, among other information:

  . then-current information about the market price of the Shares, daily stock price and trading volume information for the Shares, and a year-to-date comparison of the market price of the Shares to the market prices of comparable companies identified in the DRW written presentation and to the NASDAQ composite index;

  . historical and projected income and balance sheet information for pcOrder with related margin analysis, as provided by pcOrder's management (see "Special Factors--Certain Financial Projections" of the Offer to Purchase, as supplemented by Supplement No. 1); and

  . a summary valuation analysis, based on methodology described in "Special Factors--Opinion of Financial Advisor to the pcOrder Special Committee" of the Offer to Purchase (which section should be read for, among other things, the qualifications, assumptions and limitations stated in DRW's fairness opinion).

   In addition to taking into consideration the information contained in DRW's written presentation and its own familiarity with the business, affairs, financial condition and prospects of pcOrder, the pcOrder Special Committee also took into consideration the discussions it had held with DRW on October 17 and 18, 2000, regarding:

  .  certain qualitative factors relevant to an evaluation of pcOrder; and

  . estimated values that might be ascribed to some of pcOrder's assets in a transaction with Trilogy that had resulted in a range of estimated values for such a transaction yielding a range of per Share values from approximately $4 to approximately $6.

These discussions were described (together with the limitations and qualifications on DRW's input on the subject of estimated asset values) in "Special Factors--Background of the Offer and the Merger" in Supplement No. 1.

   Based on these considerations and the other factors enumerated in "Special Factors--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger," under the subcaption "The pcOrder Special Committee," in the Offer to Purchase, the pcOrder Special Committee concluded that the Offer Price exceeded the per-Share net book value of pcOrder, the per-Share going concern value of pcOrder as a stand-alone company for the foreseeable future and the reasonably attainable per-Share liquidation value of pcOrder for the foreseeable future.

   The pcOrder Board. The discussion set forth in "Special Factors-- Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger" of the Offer to Purchase, under the subcaption "The pcOrder Board," is amended and supplemented as follows:

   In considering the Merger Agreement, and deciding to accept the recommendation of the pcOrder Special Committee that the pcOrder Board approve the Merger Agreement and recommend that pcOrder's stockholders accept the Offer and tender their Shares in the Offer, the pcOrder Board took account of the fact that it had formed the pcOrder Special Committee at its September 20, 2000 meeting to (among other things) investigate and make recommendations to the pcOrder Board regarding any merger transaction involving Trilogy (see "Special Factors--Background of the Offer and the Merger" in the Offer to Purchase) and that it had done so because the members of the pcOrder Special Committee were independent directors not affiliated with Trilogy or employed by pcOrder. The pcOrder Board also took into consideration that, while the DGCL required the entire Board to approve the Merger Agreement, the negotiations with Trilogy regarding the terms of the Merger Agreement had been conducted by the Special Committee, in confidential deliberations with its own legal and financial advisors, so that the interests of the Unaffiliated Stockholders would be represented by directors who did not have any actual or potential conflict of interest.

   On this basis and having considered the report of the pcOrder Special Committee as to the work it had performed in reaching its recommendation to the full Board to approve the Merger Agreement, the pcOrder Board concluded that the Offer and the Merger were procedurally fair to the Unaffiliated Stockholders.

   In reaching its conclusion that the Offer and the Merger were also substantively fair to the Unaffiliated Stockholders, the pcOrder Board took into account, in addition to the factors enumerated in the Offer to Purchase:

  . its own familiarity with the information under "pcOrder's Deteriorating Financial Condition" in "Special Factors--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger--the pcOrder Special Committee" in the Offer to Purchase);

  . its own familiarity with the then-current market price of the Shares and the historical market prices of the Shares since pcOrder became a publicly-traded company in February 1999 (see "Special Factors-- Background of the Offer and the Merger" in the Offer to Purchase); and

  . its own familiarity with the efforts that had been taken by pcOrder's management, earlier in 2000, to ascertain whether third parties might be interested in entering into a transaction with pcOrder and the fact that no interest in acquiring the entire company had resulted from these efforts (see "Special Factors--Background of the Offer and the Merger" in the Offer to Purchase).

   Also, based on its own familiarity with the business and the affairs of pcOrder, the pcOrder Board concurred with the conclusion of the pcOrder Special Committee that there was no better alternative to the Offer and the Merger for the Unaffiliated Stockholders (see "Absence of Better Alternatives" in "Special Factors--Recommendation of the pcOrder Special Committee and the pcOrder Board; Fairness of the Offer and the Merger--the pcOrder Special Committee" in the Offer to Purchase).

   The pcOrder Board, based on its own familiarity with the business affairs of pcOrder, pcOrder's financial condition and results of operations and the inherent uncertainty about pcOrder's ability to improve its financial condition in the foreseeable future, concluded that the Offer Price exceeded the per-Share net book value of pcOrder, the per-Share going concern value of pcOrder as a stand-alone company for the foreseeable future and the reasonably attainable per-Share liquidation value of pcOrder for the foreseeable future.

   As noted in the Offer to Purchase, the decision by the pcOrder Board to accept the recommendation of the pcOrder Special Committee that the pcOrder Board approve the Merger Agreement and recommend that pcOrder's stockholders accept the Offer and tender their Shares in the Offer was taken by a vote of three of the five members of the pcOrder Board, namely the two members of the pcOrder Special Committee and the

Chairman and Chief Executive Officer of pcOrder. The other two members of the pcOrder Board did not participate in the vote by reason of their direct (in the case of one of them) and indirect (in the case of the other) interests in Trilogy.

POSITION OF TRILOGY REGARDING FAIRNESS OF THE OFFER AND THE MERGER

   The discussion set forth in "Special Factors--Position of Trilogy Regarding Fairness of the Offer and the Merger" of the Offer to Purchase, as amended by Supplement No. 1, is amended and supplemented as follows:

   In concluding that the Offer Price was fair, Trilogy took into account that the estimated liquidation value of $4.37 to $4.64 per-Share and the unaudited net book value of $3.10 per-Share to Unaffiliated Stockholders of pcOrder were both less than the Offer Price. Trilogy also determined the going concern value of pcOrder as a stand-alone company to be zero.

CERTAIN FINANCIAL PROJECTIONS

   The discussion set forth in the third paragraph under the caption "Special Factors--Certain Financial Projections" of the Offer to Purchase, as amended by Supplement No. 1, is amended and restated in its entirety to read as follows:

   The projections are forward-looking statements that are based on a number of estimates and assumptions that involve judgments with respect to future economic and competitive conditions, inflation rates and future business conditions. These estimates and assumptions may not be realized and are inherently subject to significant business, economic and competitive uncertainties, many of which are beyond the control of pcOrder, as well as to the inherent uncertainties resulting from pcOrder's deteriorating financial condition. Therefore, there can be no assurance that the projections will prove to be reliable estimates of future performance. It is quite likely that actual results will vary materially from these estimates. The inclusion of these projections is not a representation by any party that the estimates will be realized. There can be no assurances in this regard. None of Trilogy, Sub, DRW, SG Cowen, the Dealer Manager or the Information Agent assumes any responsibility for the accuracy of these projections. Although the projections provided in this section were not prepared with a view to public disclosure or in compliance with any published guidelines regarding projections and are inherently subject to many assumptions and uncertainties, including those described in this section, these projections reflect the best good faith estimates of pcOrder's management based on information known to them and subject to these assumptions and uncertainties.

CERTAIN LITIGATION

   The discussion set forth in "Special Factors--Certain Litigation" of the Offer to Purchase, as supplemented by Supplement No. 1, is amended and supplemented as follows:

   On November 17, 2000, all of the defendants named in the First Texas Petition filed a Notice of Removal in the District Court of Travis County, Texas and a Petition of Removal in the Austin Division of the United States District Court for the Western District of Texas removing the lawsuit from Texas state court to federal court. The lawsuit initiated by the Second Texas Petition has not been removed and remains pending in Texas state court.

                                          Trilogy Software, Inc.

November 20, 2000